Exhibit 99.1

Atmel Reports Second Quarter Earnings Results

32% Year Over Year and 3% Sequential Revenue Growth for the Second Quarter

        SAN JOSE, Calif., July 21 /PRNewswire-FirstCall/ — Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced financial results for the second quarter ended June 30, 2004.

        Revenues for the second quarter of 2004 totaled $420,803,000, versus $407,395,000 in the first quarter of 2004 and $318,472,000 in the second quarter of 2003. Net income for the second quarter of 2004 totaled $11,651,000 or $0.02 per share, which compares to net income of $11,009,000 or $0.02 per share for the first quarter of 2004, and a net loss of $44,077,000 or $0.09 per share for the second quarter of 2003.

        During the quarter, the Company generated $85 million to use towards the continued reduction of debt and to fund ongoing business events. This figure is calculated by adding back the $73 million non-cash expense of depreciation and amortization to the net income for the second quarter of approximately $12 million. Cash as of June 30, 2004 was approximately $411 million. Cash, in this context, refers to cash and cash equivalents and short-term investments.

        “This represents a second consecutive quarter in which revenue grew by more than 30% on a year over year basis,” stated George Perlegos, Atmel’s President and Chief Executive Officer. “With six months of 2004 behind us, we are confident that we will be able to achieve the 27-32% revenue growth that we forecasted for the 2004 fiscal year.

        ”During the quarter, sales from the ASIC business unit grew 32% year over year and declined 2% sequentially. We had multiple design wins for both our smart card ICs and our smart card reader ICs during the quarter. Additionally, we introduced a microcontroller with a ZigBee radio to produce the first turnkey solution for the low data rate, low frequency wireless ZigBee standard.

        ”We also experienced year over year and sequential sales growth of 40% and 9%, respectively, in our microcontroller business unit. During the quarter, our proprietary AVR product received the Frost & Sullivan award for innovation and product differentiation. Frost & Sullivan also acknowledged Atmel’s number one market share position in the 8-bit flash based microcontroller market.

        ”Sales in our RF and Automotive business unit were up 7% year over year and down 7% sequentially. During the third quarter, we expect a return to growth as we have begun ramping production of our 8” Silicon Germanium technology, driven by demand for CDMA phones. This demand should provide material revenue growth in the second half of the year, as well as throughout 2005.

        ”During the second quarter, our strongest sales were of memory products, resulting in a 43% year over year and a 12% sequential increase. Growth was led by flash and Serial EEPROM, and more specifically, by consumer and PC products,” concluded Mr. Perlegos.

        Outlook

        The Company anticipates that in the third quarter of 2004, revenues should be sequentially up 2-6%. Additionally, R&D should be approximately $59-61 million, while SG&A should be between $44-46 million. Finally, gross margins should be slightly up during the third quarter. Net interest expense should be between $4 and 4.5 million for the third quarter, while tax expense should be about $5 million. We anticipate that depreciation and amortization will be approximately $74-75 million.

        Teleconference

        Atmel will hold a teleconference for the financial community at 3:00 PM Pacific Time today to discuss second quarter financial results. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com. Investors may access the live teleconference by dialing 800-374-0405, and requesting the Atmel Earnings Conference Call.

        A webcast replay will be available for one year after the teleconference at http://www.atmel.com. Atmel will also provide a telephone recording of the teleconference, which will be available shortly after the completion of the call. Interested parties may listen to the playback of the teleconference by calling the following number: 800-642-1687 within 48 hours of completion of the call.

        Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s expected revenue, operating costs, gross margins, demand levels, new product shipments and market position. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 15, 2004 and subsequent Form 10-Q reports.

        CONTACT: Steven Horwitz, Director, Investor Relations of Atmel Corporation, +1-408-487-2677.

Condensed Consolidated Income Statements
(In thousands, except per-share data)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net revenues:	$420,803	$318,472	$828,198	$614,950
Expenses:
Cost of sales	301,088	248,567	587,849	490,967
Research and
development	57,307	66,080	113,951	130,254
Selling, general
and administrative	43,951	36,831	87,168	68,404
Asset Impairment
Charge	--	(360)	--	(360)
Total expenses	402,346	351,118	788,968	689,265
Operating income
(loss)	18,457	(32,646)	39,230	(74,315)
Interest and other
expense, net	(2,712)	(8,431)	(8,608)	(16,882)
Income (loss) before
taxes	15,745	(41,077)	30,622	(91,197)
Income tax provision	(4,094)	(3,000)	(7,962)	(6,000)
Net income (loss)	$11,651	($44,077)	$22,660	($97,197)
Basic net income
(loss) per share	$0.02	($0.09)	$0.05	($0.21)
Diluted net income
(loss) per share	$0.02	($0.09)	$0.05	($0.21)
Shares used in basic
net income (loss)
per-share calculation	475,381	468,774	474,954	468,123
Shares used in
diluted net income
(loss) per-share
calculation	485,536	468,774	485,726	468,123

Atmel Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2003	December 31, 2004
Current assets:
Cash and cash equivalents	$347,642	$385,887
Short-term investments	63,100	45,167
Accounts receivable, net	244,582	215,303
Inventories	303,252	268,074
Other current assets	66,000	54,198
Total current assets	1,024,576	968,629
Fixed assets, net	1,053,657	1,121,367
Other assets	36,819	37,859
Restricted cash	--	26,835
Total assets	$2,115,052	$2,154,690
Current liabilities:
Current portion of long-term debt	$139,822	$155,299
Trade accounts payable	178,211	144,476
Accrued liabilities and other	229,213	232,251
Deferred income on shipments to distributors	21,580	19,160
Total current liabilities	568,826	551,186
Long-term debt less current portion	96,118	154,182
Convertible notes	208,691	203,849
Other long-term liabilities	224,836	227,356
Total liabilities	1,098,471	1,136,573
Stockholders’ equity:	1,016,581	1,018,117
Total liabilities and
stockholders’ equity	$2,115,052	$2,154,690

SOURCE Atmel Corporation

        -0-                               07/21/2004
        /CONTACT: Steven Horwitz, Director, Investor Relations of Atmel Corporation, +1-408-487-2677/
        /Web site: http://www.atmel.com/
        (ATML)

CO: Atmel Corporation
ST: California
IN: CPR SEM HRD ECP
SU: ERN CCA ERP